Exhibit 10.1

Ormat Technologies, Inc.
Annual Management Incentive Plan

I.              INTRODUCTION

1.1.     Purpose. The purpose of the Ormat Technologies, Inc. Annual Management Incentive Plan (the “Plan”) is to provide annual incentive compensation that is based on performance measures established under this Plan and to recognize employee contributions in helping the Company meet its financial and strategic objectives. This Plan supersedes any previous annual management incentive plan of the Company or any of its subsidiaries.

1.2.     Term. This Plan will be effective as of January 1, 2015, unless earlier terminated pursuant to Section 7.1.

II.             DEFINITIONS

For purposes of the Plan, the following terms will have the meanings set forth below:

“Award” means an annual incentive award payable with respect to a Plan Year determined in accordance with Article IV hereof, payable in cash.

“Base Compensation” means the base rate of salary payable to a Participant as most recently reflected on the books and records of the Company or any of its subsidiaries, exclusive of bonus, commission, fringe benefits, employee benefits, expense allowances and other nonrecurring forms of remuneration.

“Board” means the Board of Directors of the Company.

“Chief Executive Officer” means the Chief Executive Officer of the Company.

“Committee” means the Compensation Committee of the Board.

“Company” means Ormat Technologies, Inc., a Delaware corporation.

“Company Performance Metrics” means the Company performance metrics set forth in Appendix A hereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Participant” means any employee of the Company or any of its subsidiaries who is selected to participate in the Plan pursuant to Article III hereof. Any leased employee, including a leased employee within the meaning of Code Section 414(n) and any person hired as a consultant or independent contractor or any other individual whom the Company or any of its subsidiaries does not treat as its employee for income tax purposes (as applicable), even if it is subsequently determined by a court or administrative agency that such individual should be, or should have been, properly classified as a common law employee of the Company or any of its subsidiaries, will not be a Participant under the Plan.

“Plan” means this Ormat Technologies, Inc. Annual Management Incentive Plan, as in effect and as amended from time to time.

“Plan Year” means a one-year period beginning January 1 and ending on December 31.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

III.            ELIGIBILITY AND PARTICIPATION

The Committee will select the employees of the Company or any of its subsidiaries to participate in the Plan for any particular Plan Year based on recommendations of the Chief Executive Officer.

IV.           AWARDS

4.1.     Company Performance Awards. The Committee is authorized to establish Awards for any one or more Participants in any Plan Year based on performance measures set forth in this Section 4.1.

(a)     Establishment of Performance Measures. The Committee, based on recommendations of the Chief Executive Officer, will establish the performance measures for such year, which may include, without limitation, measures on a consolidated basis, on the basis of a business unit, geographically-based unit or a country, representative service objectives, measures relative to one or more peer group companies or indices or the market, or personal objectives. Performance measures may differ from Participant to Participant and from Award to Award. Unless otherwise determined for any Plan Year, the performance measures will be: (i) the Company Performance Metrics with respect to at least 50% of the Award for any Plan Year, and (ii) the contributions made by a Participant to achieving such goals, plans, or objectives of the Company or any of its subsidiaries as may be established by the Chief Executive Officer for that Participant. Notwithstanding any other provision of this Plan to the contrary, no bonus will be payable unless the Company’s annual consolidated net income for the Plan Year is a positive number.

(b)     Determination of Award. A target, minimum and maximum Award of a specified percentage of Base Compensation for such Plan Year will be established for each Participant. In the event that a Participant achieves a performance measure that is between a minimum and target bonus amount or between a target and maximum bonus amount, the Award will be based on a linear interpolation between such minimum, target and maximum bonus amounts. If a Participant changes salary band or grade during the Plan Year, appropriate adjustments may be made in the Participant’s target award for the period.

(c)     Determination of Achievement of Performance Goals. The Chief Executive Officer, or the Committee in the case of an Award for the Chief Executive Officer, will determine the level of achievement of the performance measures within forty-five (45) days after approval of the Company’s annual financial statements by the Board.

4.2.     Discretionary Awards. The Committee is authorized to establish Awards for any one or more Participants in any Plan Year based on such factors as the Committee in its discretion determines is appropriate in the best interests of the Company and its subsidiaries. A Participant may receive an Award under this Section 4.2 without regard to any Award made or not made to that Participant under Section 4.1.

V.             ADMINISTRATION

The Plan will be administered by the Committee, which may adopt such rules and procedures for carrying out the purposes of the Plan as the Committee deems appropriate. The Committee will interpret and construe any and all provisions of the Plan and any determination made by the Committee under the Plan will be final and conclusive. The Committee may consult compensation, legal, financial, or other advisors (at the Company’s expense), as the Committee considers necessary or appropriate.

VI.           PAYMENT OF AWARDS

6.1     In General. Subject to Section 6.2 below, as soon as practicable after the amount of any Award is determined in accordance with Section 4.1 or Section 4.2, and in any event within the calendar year following the calendar year in which the bonus is earned, the Company or any of its subsidiaries, as applicable, will pay to each Participant the amount, if any, determined in accordance with Section 4.1 or Section 4.2.

6.2     Payment in Event of Certain Terminations of Employment.

(a)     Earned and Unpaid Award for Plan Year. Without limiting the generality of Section 6.1, in the event that a Participant incurs a separation from service after the end of the Plan Year to which an Award relates but prior to the date such Award is paid, the Company or any of its subsidiaries, as applicable, will pay to each Participant the amount, if any, determined in accordance with Section 4.1 or 4.2. Payment of any such portion of the Award shall be made in accordance with and at the time provided for in Section 6.1 above.

(b)     Award for Plan Year in Which Separation from Service Occurs. In the event that a Participant incurs a separation from service due to termination of employment by the Company or any of its subsidiaries without “Cause” (as defined in the Amended and Restated Ormat Technologies, Inc. 2012 Incentive Compensation Plan), or death or disability (as determined by the Company or any of its subsidiaries) in the Plan Year to which the performance measures relate, the Participant will be entitled to receive a pro rata portion of any Award (to which he or she would otherwise have been entitled had he or she remained employed throughout the full Plan Year) based upon the number of months during which he or she was employed in such Plan Year. Payment of any such portion of the Award shall be made in accordance with and at the time provided for in Section 6.1 above.

VII.         GENERAL PROVISIONS

7.1.     Amendment and Termination.

(a)     The Committee (with the approval of the Board) may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such amendment, suspension, discontinuance or termination made after the end of a Plan Year will adversely affect the rights of any Participant to any Award for that Plan Year.

(b)     In the case of Participants employed outside of the United States, the Company or any of its subsidiaries may vary the provisions of the Plan as deemed appropriate to conform to, as required by, or made desirable by, local laws, practices and procedures.

7.2.     Designation of Beneficiary. In the event a Participant dies while entitled to a payment under the Plan, such payments will be made to the Participant’s estate.

7.3.     Rights Unsecured. The right of any Participant to receive an Award under the Plan will constitute an unsecured claim against the general assets of the Company.

7.4.     Withholding Taxes. The Company will have the right to deduct from each Award under the Plan any taxes required by such laws to be withheld with respect to any payment under the Plan.

7.5.     Clawback of Awards. Awards issued pursuant to the Plan are subject to forfeiture and/or recoupment in the event that a Participant has engaged in misconduct, including (i) a serious violation of the Company’s Code of Business Conduct and Ethics, or (ii) a violation of law within the scope of employment with the Company or any of its subsidiaries.

7.6.     Section 409A. To the extent that any Award is subject to the rules of Section 409A:

(a)     This Plan is intended to comply with the requirements of Section 409A and each provision, application or interpretation of the Plan will be consistent with this intention.

(b)     Any reference to “termination of employment” or similar references will be deemed to be references to “separation from service” within the meaning of Section 409A.

(c)     To the extent that any Award is to be paid out upon “separation from service” within the meaning of Section 409A, and to the extent that the Participant is deemed to be a “specified employee” within the meaning of Section 409A on such separation from service, then, notwithstanding any other provision of the Plan or any Award to the contrary, such payment will not be made to the Participant during the six-month period immediately following his or her separation from service. Instead, on the first day of the seventh month following such separation from service date, all amounts that otherwise would have been paid to the Participant during that six-month period, but were not due to this Section 7.6(c), will be paid to the Participant at such time in a single lump sum (without any interest with respect to that six-month period). This six-month delay will cease to apply if the Participant separates from service due to death or if he or she dies before the six-month period has elapsed.

7.7     Miscellaneous.

(a)     No Right of Continued Employment. Nothing in the Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries.

(b)     No Inclusion in Salary. No Award will constitute a part of the Participant’s Base Compensation or salary for any purpose whatsoever, including for purposes of calculating any severance pay, to the extent such payment is applicable.

(c)     No Limitation on Corporate Actions. Nothing contained in the Plan will be construed to prevent the Company or any of its subsidiaries from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made under the Plan. No employee, Participant or other person will have any claim against the Company or any of its subsidiaries as a result of any such action.

(d)     Nonalienation of Benefits. No Participant will have the power or right to sell, assign, transfer, pledge, or otherwise encumber the Participant’s interest under the Plan. The Company’s and Ormat System’s obligations under the Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated. The provisions of the Plan will inure solely to the benefit of each Participant.

(e)     ERISA. This Plan is intended to be a bonus plan that is exempt from the requirements of the U.S. Employee Retirement Income Security Act of 1974, as amended.

(f)     Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in the Plan.

(g)     Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of New York, without reference to the principles of conflict of laws that would result in the application of the laws of any other jurisdiction.

(h)     Headings. Headings are inserted in the Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

APPENDIX A
Company Performance Metrics

The Plan will consider the following Company Performance Metrics when determining awards for any Participant in any Plan Year, in each case as such metrics are reported in the Company’s audited financial statements or Annual Report on Form 10-K for such Plan Year or internal budgets:

●	Consolidated Revenue

●	Consolidated Adjusted EBITDA

●	Net Income

●	Electricity Revenue

●	Electricity Gross Profits

●	Generation (GWh)

●	Products Sales

●	Next Year Bookings

●	Product Gross Margin

●	Project Costs as of Project Completion

●	Manufacturing Costs as of Project Completion

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